Exhibit 99.1

FOR IMMEDIATE RELEASE

VuBotics Contact:
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
(212) 671-1020

VUBOTICS ANNOUNCES EXPANSION OF

BOARD OF DIRECTORS AND MANAGEMENT TEAM

Atlanta, GA — November 28, 2007 —VuBotics, Inc. (OBTC: VBTC), developer of VuIT™, the global leader in small screen reading technology, today announced the expansion of its board of directors and management team.  The company appointed Mr. Richard Barfield to its board of directors, increasing the number of board members from four to five.  The company also made management appointments, which include Marc Owensby, who currently serves on the company’s board of directors, to the position of Interim Chief Executive Officer, and Tom Ridenour, who has served as a financial consultant for VuBotics since January 2005, to the positions of Interim Chief Financial Officer and Secretary.  These positions were previously held by Philip Lundquist, who will remain as Chairman of VuBotics.

Richard Barfield previously served as CEO at Spring Group plc, growing the company into the United Kingdom’s largest IT staffing company. Prior to joining Spring Group, he was the finance director for several companies including BellSouth Corporation, Northgate Information Solutions plc, and Smith Kline Beckman. Mr. Barfield is a Fellow of the Royal Society of Arts (FRSA), a Fellow of the Institute of Chartered Accountants (FCA), and a Chartered Accountant (ACA). He conducted postgraduate studies and taught at the Universities of Paris and Cambridge, and received a Bachelor of Arts degree from King’s College in London.  Mr. Barfield also serves as Chairman of ARC International plc and Executive Chairman of Square One Resources Limited.

Marc Owensby has served as a director of the company since August 2007.  In 2002, Mr. Owensby and his brother Craig Owensby co-founded PT Code Jawa in Indonesia.  PT Code Jawa has established itself as a cutting edge mobile software development house, and as the dominant mobile entertainment services company in Indonesia with over 3 million paying subscribers generating tens of millions of dollars in revenues annually. Additionally, Mr. Owensby co-founded Spotcast Communications, Inc. with his brother and served as its CEO. Spotcast specialized in mobile phone advertising and marketing technologies and sold its patents to Leap Wireless in the spring of 2001.  Mr. Owensby also served as Director of Business Development for COMSAT Mobile Communications Inc., and Vice President of Telecommunications for Lockheed Martin International.  Mr. Owensby holds a dual degree in Economics and History from the University of Wisconsin-Madison and a Doctorate in Law degree from the University of Wisconsin School of Law.

Prior to joining VuBotics, Mr. Ridenour served as Senior Vice President and Chief Financial Officer for corporations such as Healthwatch Inc., Nationwide Credit, Inc., and Imaging Technology Services, Inc. He has also worked as Vice President and Division Controller for American Security Group and served in various positions with Primerica Financial Services. Mr. Ridenour graduated with a Bachelor of Science degree in Accounting from the University of South Carolina. He is a Certified Public Accountant and a member of the AICPA and the Georgia Society of CPAs.

Philip Lundquist, Chairman of VuBotics, stated, “We are enthusiastic about having Richard Barfield join our board of directors.  He brings a very strong operational and financial background, including extensive experience in mergers and acquisitions, and we know he will be a valuable asset to VuBotics.  We also continue to make strong progress with our licensing strategies. Following our recent private placement we are now better capitalized to execute the strategy going forward. Accordingly, we are excited to add both Marc Owensby and Tom Ridenour in their new capacities, which will help strengthen and expand the senior management team. Marc Owensby has a proven and successful track record with both starting and building companies within the mobile content arena.  We believe his strong expertise will help accelerate deployment of the VuIT technology across mobile, broadcast and online platforms. Tom Ridenour brings to the company very solid financial experience and a thorough understanding of the financial aspects of the company.”

ABOUT VUBOTICS

VuBotics, Inc. is an emerging technology provider dedicated to improving the usability of handheld devices by focusing on the human-machine interface. Today, VuBotics has several patent pending software applications, including VuIT(tm) Online Reader and VuIT(tm) Mobile, which are designed for content providers and aggregators worldwide. The VuIT(tm) product family uses an advanced proprietary algorithm that dynamically delivers text sequentially onto a viewing screen, word-by-word, rather than as static text across a screen. Other VuBotics products under development include online experience metrics, and relational search and intelligent agent technologies. Based in Atlanta, Georgia, VuBotics’ strategy is to take advantage of the growing market for digital content through business relationships with global media and technology companies. For more information, visit: http://www.vubotics.com.

Safe Harbor Statement

This press release contains statements about the Company’s future business prospects which may be considered to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.  For further information regarding cautionary statements and factors affecting future results, please refer to VuBotics, Inc.’s filings with the Securities and Exchange Commission.